Exhibit 99.1

FOR IMMEDIATE RELEASE
August 4, 2014

Interline Brands Announces Second Quarter 2014 Sales and Earnings Results

Jacksonville, Fla. - August 4, 2014 - Interline Brands, Inc. ("Interline" or the "Company"), a leading distributor and direct marketer of broad-line maintenance, repair and operations ("MRO") products to the facilities maintenance end-market, reported sales and earnings for the fiscal quarter ended June 27, 2014.

Second Quarter 2014 Highlights:

•	Sales increased 4.9% to $425.5 million

•	Adjusted EBITDA increased to $34.7 million and last twelve months Adjusted EBITDA increased to $135.8 million

•	Total liquidity as of quarter-end increased to $181.2 million

•	Net debt(1) as of quarter-end to last twelve months Adjusted EBITDA ratio improved to 5.9x

Michael J. Grebe, Chairman and Chief Executive Officer commented, "Momentum continued throughout our business during the second quarter driven by the execution of our strategic growth initiatives as well as healthier fundamentals in our key end-markets. New customer wins, solid growth from our national accounts program, successful onboarding of new sales associates in targeted regions and strong demand for our supply chain solutions all contributed nicely to our results for the quarter. Importantly, we generated higher levels of growth across all of our end-markets during the second quarter, demonstrating a nice recovery from the weather-related impacts in early 2014."

Mr. Grebe added, "As we have discussed previously, investments in our growth initiatives are gaining traction, driving higher levels of revenue growth and enhancing our competitive position and market share. We expect these investments to produce even higher returns over time as our expense structure begins to normalize next year. As we look forward to the second half of the year, we remain confident in our market position, the overall health of our key end-markets, and our ability to continue to successfully execute our strategic plan."

Second Quarter 2014 Results

Sales for the quarter ended June 27, 2014 were $425.5 million, a 4.9% increase compared to sales of $405.7 million for the quarter ended June 28, 2013. Sales to our institutional facilities customers, comprising 50% of sales, increased 5.8% for the quarter. Sales to our multi-family housing facilities customers, comprising 31% of sales, increased 5.9% for the quarter. Sales to our residential facilities customers, comprising 19% of sales, increased 2.0% for the quarter.

Gross profit increased $7.2 million, or 5.2%, to $145.6 million for the second quarter of 2014, compared to $138.3 million for the second quarter of 2013. As a percentage of sales, gross profit increased 10 basis points to 34.2% from 34.1%.

Selling, general and administrative ("SG&A") expenses for the second quarter of 2014 increased $6.2 million, or 5.7%, to $114.2 million from $108.1 million for the second quarter of 2013. As a percentage of sales, SG&A expenses were 26.8% compared to 26.6%, an increase of 20 basis points. SG&A expenses in the second quarter include approximately $3.5 million of expenses primarily related to our expansion initiatives during the quarter.

Second quarter 2014 Adjusted EBITDA increased 4.0% to $34.7 million compared to $33.4 million in the second quarter of 2013. As a percentage of sales, Adjusted EBITDA of 8.2% remained unchanged from prior year.

During the second quarter of 2014 Interline made a strategic marketing decision to rebrand certain trademark assets and begin to consolidate several brands under a new national brand name within its institutional customer end-market.

Kenneth D. Sweder, President and Chief Operating Officer commented, "We took another important step in the ongoing integration of our institutional businesses with our decision to begin to consolidate our institutional brands under a single national brand. We believe this is an exciting and critical step in our efforts to simplify and better scale our business, and to achieve our vision of a market leading institutional business that provides a differentiated suite of products with full national account reach, national supply chain capabilities and robust procurement technology - all through a unified and solutions-focused sales team. We look forward to unveiling our new institutional brand later this year with expectations that the transition will be completed in 2015."

As a result of the rebranding initiative the Company recorded a non-cash write-off of $67.5 million during the second quarter of 2014 related to the impairment of certain indefinite-lived trademark assets due to a change in the expected useful life of the intangible assets.

Including the non-cash write-off of other intangible assets of $67.5 million, net loss for the second quarter of 2014 was $38.6 million compared to net income of $1.2 million for the second quarter of 2013.

Year-To-Date 2014 Results

Sales for the six months ended June 27, 2014 were $818.0 million, a 4.0% increase compared to sales of $786.5 million for the six months ended June 28, 2013. Sales to our institutional facilities customers, our multi-family housing facilities customers and our residential facilities customers increased 4.4%, 5.5% and 1.3%, respectively, for the six months ended June 27, 2014 compared to the comparable prior year period. Sales breakdown for our institutional facilities customers, our multi-family housing facilities customers and our residential facilities customers was 51%, 30% and 19%, respectively, for the six months ended June 27, 2014.

Gross profit increased by $11.3 million, or 4.2%, to $281.4 million for the six months ended June 27, 2014 from $270.0 million for the six months ended June 28, 2013. As a percentage of sales, gross profit increased 10 basis points to 34.4% from 34.3%.

SG&A expenses for the six months ended June 27, 2014 increased $11.0 million, or 5.1%, to $228.2 million for the six months ended June 27, 2014 from $217.2 million for the six months ended June 28, 2013. As a percentage of sales, SG&A expenses were 27.9% compared to 27.6%, an increase of 30 basis points. SG&A expenses during the six months ended June 27, 2014 include approximately $6.4 million of expenses primarily related to our expansion initiatives during the period. Excluding distribution center consolidation and restructuring costs, acquisition costs, share-based compensation and litigation related costs, but including the cost of the expansion initiatives, SG&A as a percentage of sales increased by 10 basis points year-over-year.

Adjusted EBITDA for the six months ended June 27, 2014 of $61.5 million, or 7.5% of sales, increased 2.8% compared to $59.8 million, or 7.6% of sales, for the six months ended June 28, 2013.

Including the non-cash write-off of other intangible assets of $67.5 million during the second quarter of 2014 and the loss on extinguishment of debt of $4.2 million associated with the financing activities during the first quarter of 2014, net loss for the six months ended June 27, 2014 was $44.7 million compared to $0.3 million for the six months ended June 28, 2013.

Operating Free Cash Flow and Leverage

Cash flows provided by operating activities for the six months ended June 27, 2014 was $12.7 million compared to cash used in operating activities of $0.1 million for the six months ended June 28, 2013. Operating Free Cash Flow generated during the six months ended June 27, 2014 was $24.8 million compared to $22.7 million.

Fred Pensotti, Chief Financial Officer commented, "Our capital structure and liquidity position remains in excellent shape as liquidity increased to $181 million. Further, our net debt declined during the second quarter of 2014 improving our net debt to adjusted EBITDA ratio to 5.9x from 6.1x."

About Interline

Interline Brands, Inc. is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified facilities maintenance customer base of institutional, multi-family housing and residential customers located primarily throughout North America, Central America and the Caribbean. For more information, visit the Company's website at http://www.interlinebrands.com.

Recent releases and other news, reports and information about the Company can be found on the "Investor Relations" page of the Company's website at http://ir.interlinebrands.com/.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Interline's management uses non-US GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-US GAAP financial measures to the comparable US GAAP results available in the accompanying tables.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. The Company has tried, whenever possible, to identify these forward-looking statements by using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, credit market contractions, consumer spending and debt levels, natural or man-made disasters, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from acquisitions, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 27, 2014 and in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2013. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The Company does not currently intend to update the information provided today prior to its next earnings release.

(1) Net debt of $797.5 million is comprised of short-term debt of $3.5 million, long-term debt of $800.6 million (excluding $0.8 million of unamortized original issue discount) and $0.1 million of capital leases less cash and cash equivalents of $6.7 million.

CONTACT: Lev Cela
PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 27, 2014 AND DECEMBER 27, 2013
(in thousands, except share and per share data)

	June 27, 2014	December 27, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$6,722	$6,102
Accounts receivable - trade (net of allowance for doubtful accounts of $4,533 and $3,595 as of June 27, 2014 and December 27, 2013, respectively)	192,664	165,420
Inventories	291,711	276,341
Prepaid expenses and other current assets	37,194	40,936
Income taxes receivable	11,930	13,563
Deferred income taxes	15,171	15,179
Total current assets	555,392	517,541
Property and equipment, net	55,683	58,665
Goodwill	486,439	486,439
Other intangible assets, net	365,547	445,046
Other assets	10,073	10,042
Total assets	$1,473,134	$1,517,733
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$140,233	$123,915
Accrued expenses and other current liabilities	72,727	69,939
Accrued interest	17,321	19,755
Current portion of long-term debt	3,500	—
Current portion of capital leases	110	231
Total current liabilities	233,891	213,840
Long-Term Liabilities:
Deferred income taxes	122,976	145,584
Long-term debt, net of current portion	799,786	798,347
Capital leases, net of current portion	—	10
Other liabilities	2,710	3,099
Total liabilities	1,159,363	1,160,880
Commitments and contingencies (see Note 6)
Stockholders' Equity:
Common stock; $0.01 par value, 2,500,000 authorized; 1,478,389 and 1,478,151 shares issued and outstanding as of June 27, 2014 and December 27, 2013, respectively	15	15
Additional paid-in capital	393,778	392,201
Accumulated deficit	(79,455)	(34,784)
Accumulated other comprehensive loss	(548)	(579)
Treasury stock, at cost, 62 shares held as of June 27, 2014 and none as of December 27, 2013	(19)	—
Total stockholders' equity	313,771	356,853
Total liabilities and stockholders' equity	$1,473,134	$1,517,733

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 27, 2014 AND JUNE 28, 2013
(in thousands)

	Three Months Ended		Six Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013

Net sales	$425,542	$405,706	$818,011	$786,459
Cost of sales	279,972	267,373	536,651	516,430
Gross profit	145,570	138,333	281,360	270,029

Operating Expenses:
Selling, general and administrative expenses	114,240	108,056	228,215	217,236
Depreciation and amortization	12,594	12,694	25,198	25,052
Merger related expenses	—	189	102	972
Total operating expenses	126,834	120,939	253,515	243,260
Operating income	18,736	17,394	27,845	26,769

Impairment of other intangible assets	(67,500)	—	(67,500)	—
Loss on extinguishment of debt, net	(19)	—	(4,172)	—
Interest expense	(14,506)	(15,779)	(30,190)	(31,603)
Interest and other income	205	271	397	801
(Loss) income before income taxes	(63,084)	1,886	(73,620)	(4,033)
Income tax (benefit) expense	(24,507)	714	(28,949)	(3,725)
Net (loss) income	$(38,577)	$1,172	$(44,671)	$(308)

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 27, 2014 AND JUNE 28, 2013
(in thousands)

	Six Months Ended
	June 27, 2014	June 28, 2013
Cash Flows from Operating Activities:
Net loss	$(44,671)	$(308)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	25,198	25,052
Impairment of other intangible assets	67,500	—
Amortization of deferred lease incentive obligation	(421)	(423)
Amortization of deferred debt financing costs	2,050	1,873
Amortization of discount on Term Loan Facility	36	—
Amortization of OpCo Notes fair value adjustment	(544)	(1,549)
Tender premiums and expenses on OpCo Notes	18,510	—
Write-off of unamortized OpCo Notes fair value adjustment	(17,803)	—
Write-off of deferred debt issuance costs	3,465	—
Share-based compensation	1,528	2,532
Deferred income taxes	(22,601)	(7,431)
Provision for doubtful accounts	1,550	1,214
Loss (gain) on disposal of property and equipment	37	(1)
Other	(63)	(162)
Changes in assets and liabilities:
Accounts receivable - trade	(28,788)	(23,710)
Inventories	(15,364)	(15,518)
Prepaid expenses and other current assets	3,602	1,880
Other assets	(117)	(74)
Accounts payable	16,684	12,693
Accrued expenses and other current liabilities	3,688	(1,633)
Accrued interest	(2,434)	1,557
Income taxes	1,633	4,104
Other liabilities	(11)	(198)
Net cash provided by (used in) operating activities	12,664	(102)
Cash Flows from Investing Activities:
Purchases of property and equipment, net	(9,241)	(10,595)
Net cash used in investing activities	(9,241)	(10,595)
Cash Flows from Financing Activities:
Proceeds from ABL Facility	47,000	74,000
Payments on ABL Facility	(72,000)	(71,500)
Proceeds from issuance of Term Loan Facility, net	349,125	—
Payments on Term Loan Facility	(875)	—
Payment of deferred debt financing costs	(8,024)	(178)
Repayment of OpCo Notes	(300,000)	—
Payment of tender premiums and expenses on OpCo Notes	(18,510)	—
Increase in purchase card payable, net	422	472
Payments on capital lease obligations	(131)	(282)
Proceeds from issuance of common stock	165	750
Net cash (used in) provided by financing activities	(2,828)	3,262
Effect of exchange rate changes on cash and cash equivalents	25	(207)
Net increase (decrease) in cash and cash equivalents	620	(7,642)
Cash and cash equivalents at beginning of period	6,102	15,801
Cash and cash equivalents at end of period	$6,722	$8,159

INTERLINE BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
SIX MONTHS ENDED JUNE 27, 2014 AND JUNE 28, 2013
(in thousands)

	Six Months Ended
	June 27, 2014	June 28, 2013
Supplemental Disclosure of Cash Flow Information:
Cash paid (received) during the period for:
Interest	$31,004	$29,662
Income taxes, net of refunds	(7,960)	(399)

Schedule of Non-Cash Investing and Financing Activities:
Capital expenditures incurred but not yet paid	621	1,103

INTERLINE BRANDS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION
THREE AND SIX MONTHS ENDED JUNE 27, 2014 AND JUNE 28, 2013
(in thousands)

EBITDA and Adjusted EBITDA
					Last Twelve Months Ended June 27, 2014
	Three Months Ended		Six Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
EBITDA
Net (loss) income (GAAP)	$(38,577)	$1,172	$(44,671)	$(308)	$(50,703)
Interest expense, net	14,500	15,766	30,137	31,579	61,600
Income tax (benefit) expense	(24,507)	714	(28,949)	(3,725)	(36,071)
Depreciation and amortization	12,594	12,694	25,198	25,052	50,184
EBITDA	(35,990)	30,346	(18,285)	52,598	25,010

EBITDA Adjustments
Impairment of other intangible assets	67,500	—	67,500	—	67,500
Loss on extinguishment of debt	19	—	4,172	—	4,172
Merger related expenses	—	189	102	972	507
Share-based compensation	836	1,298	1,528	2,532	4,326
Distribution center consolidations and restructuring costs	1,564	1,350	4,071	3,115	9,263
Acquisition-related costs, net	272	(16)	742	172	942
Litigation related costs	337	—	1,319	—	23,160
Impact of straight-line rent expense	159	204	333	426	931
Adjusted EBITDA	$34,697	$33,371	$61,482	$59,815	$135,811
Adjusted EBITDA margin	8.2%	8.2%	7.5%	7.6%	8.3%

We define EBITDA as net income (loss) adjusted to exclude interest expense, net of interest income; provision (benefit) for income taxes; and depreciation and amortization expense.

We define Adjusted EBITDA as EBITDA adjusted to exclude merger-related expenses associated with the acquisition of the Company by affiliates of GS Capital Partners and P2 Capital Partners; share-based compensation, which is comprised of non-cash compensation arising from the grant of equity incentive awards; loss on extinguishment of debt, which is comprised of gains and losses associated with specific significant financing transactions such as writing off the deferred financing costs associated with our previous asset-based credit facility; distribution center consolidations and restructuring costs, which are comprised of facility closing costs, such as lease termination charges, property and equipment write-offs and headcount reductions, incurred as part of the rationalization of our distribution network, as well as employee separation costs, such as severance charges, incurred as part of a restructuring; acquisition-related costs, which include our direct acquisition-related expenses, including legal, accounting and other professional fees and expenses arising from acquisitions, as well as severance charges, stay bonuses, and fair market value adjustments to earn-outs; litigation related costs associated with the class action lawsuit filed by Craftwood Lumber Company in 2011 and other nonrecurring litigation related costs; and the non-cash impact on rent expense associated with the effect of straight-line rent expense on leases due to the application of purchase accounting. Adjusted EBITDA does not include approximately $1.7 million of estimated cost reduction actions that have been entered into but for which the benefits will not be realized until the following fiscal year, such as purchasing synergies primarily resulting from the JanPak acquisition as well as expected cost savings from various contract renegotiations.

EBITDA and Adjusted EBITDA differ from Consolidated EBITDA per our asset-based credit facility agreement for purposes of determining our net leverage ratio and EBITDA as defined in our indentures. We believe EBITDA and Adjusted EBITDA allow management and investors to evaluate our operating performance without regard to the adjustments described above which can vary from company to company depending upon the acquisition history, capital intensity, financing options and the method by which its assets were acquired. While adjusting for these items limits the usefulness of these non-US GAAP measures as performance measures because they do not reflect all the related expenses we incurred, we believe adjusting for these items and monitoring our performance with and without them helps management and investors more meaningfully evaluate and compare the results of our operations from period to period and to those of other companies. Actual results could differ materially from those presented. We believe these items for which we are adjusting are not indicative of our core operating results. These items impacted net income (loss) over the periods presented, which makes direct comparisons between years less meaningful and more difficult without adjusting for them. While we believe that some of the items excluded in the calculation of EBITDA and Adjusted EBITDA are not indicative of our core operating results, these items did impact our income statement during the relevant periods, and management therefore utilizes EBITDA and Adjusted EBITDA as operating performance measures in conjunction with other measures of financial performance under US GAAP such as net income (loss).

Operating Free Cash Flow

	Three Months Ended		Six Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Adjusted EBITDA	$34,697	$33,371	$61,482	$59,815

Changes in net working capital items:
Accounts receivable	(16,583)	(17,227)	(28,788)	(23,710)
Inventories	(16,730)	(6,794)	(15,364)	(15,518)
Accounts payable	25,427	8,567	16,684	12,693
Increase in net working capital	(7,886)	(15,454)	(27,468)	(26,535)

Less: capital expenditures	(4,843)	(6,057)	(9,241)	(10,595)
Operating Free Cash Flow	$21,968	$11,860	$24,773	$22,685

We define Operating Free Cash Flow as Adjusted EBITDA adjusted to include the cash provided by (used for) our core working capital accounts, which are comprised of accounts receivable, inventories and accounts payable, less capital expenditures. We believe Operating Free Cash Flow is an important measure of our liquidity as well as our ability to meet our financial commitments. We use operating free cash flow in the evaluation of our business performance. However, a limitation of this measure is that it does not reflect payments made in connection with investments and acquisitions. To compensate for this limitation, management evaluates its investments and acquisitions through other return on capital measures.